Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
(Executive Chairman)
     This Executive Employment Agreement (the “Agreement”) is entered into on September 10, 2008, by and between Grand Canyon Education, Inc., a Delaware corporation (the “Company”), and Brent D. Richardson (“Executive”).
     The parties agree as follows:
     1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.
     2. Duties.
          2.1 Position. Executive is employed as Executive Chairman and shall have the duties and responsibilities assigned by the Company’s Board of Directors as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. The Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion, except that any material diminution in Executive’s duties shall be subject to Section 7.3(ii) below.
          2.2 Board. Executive shall serve as a member and Chairman of the Board of Directors, subject to the review and recommendation of the Company’s Nominating and Corporate Governance Committee.
          2.3 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of the Company, and will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of the Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company, unless Executive notifies the Company in advance of Executive’s intent to engage in other paid work and receives the Company’s express written consent to do so. Notwithstanding the foregoing, Executive will be permitted to serve as an outside director on the board of directors for corporate, civic, nonprofit or charitable entities, so long as Executive obtains the consent of the Company and provided such entities are not competitive with the Company and subject to the provisions of section 9 below.
          2.4 Work Location. Executive’s principal place of work shall be located in Phoenix, Arizona, or such other location as the Company may direct from time to time.
     3. Term.
          3.1 Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on September 10, 2008 (the “Effective Date”) and continuing for a period of four (4) years following such date (“Initial Term”), unless sooner terminated in accordance with section 7 below.
          3.2 Renewal. On expiration of the Initial Term specified in subsection 3.1 above, this Agreement will automatically renew for subsequent one (1) year terms (each a “Renewal Term”) unless either party provides thirty (30) days’ advance written notice to the other that the Company or Executive does not wish to renew the Agreement for subsequent Renewal Term. In the event either party gives notice of nonrenewal pursuant to this subsection 3.2, this Agreement will expire at the end of the then current term. The Initial Term and each subsequent Renewal Term are referred to collectively as the “Term”.
     4. Compensation.
          4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive an initial Base Salary at the rate of Two-Hundred Ninety-Seven Thousand Five-Hundred Dollars ($297,500.00) per year payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination, except as otherwise set forth herein. Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).
          4.2 Incentive Compensation. Executive will be eligible to earn incentive compensation in the form of an annual bonus for each fiscal year of the Company as determined by the Compensation Committee. The Compensation Committee will base such determination upon both the Company’s achievement of overall performance metrics for the year and Executive’s achievement of individual performance metrics as agreed upon by the Compensation Committee and the Executive. Bonus amounts, if any, are to be awarded annually and payment shall be made within two and one-half months following the end of the applicable Company fiscal year.
     5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to senior management of the Company, subject to the terms and conditions of the Company’s benefit plan documents. The Company reserves the right to change or eliminate fringe benefits on a prospective basis, at any time, effective upon notice to Executive.
     6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with the Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (c) not be subject to liquidation or exchange for another benefit.
     7. Termination of Executive’s Employment.
          7.1 Termination for Cause by Company. Although the Company anticipates a mutually rewarding employment relationship with Executive, the Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of the Company; (b) Executive’s material breach of this Agreement, including, without limitation, any breach of Section 8, Section 9, or Section 11; (c) Executive’s

breach of the Company’s Employee Nondisclosure and Assignment Agreement; (d) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (e) Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability; (f) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors, provided that Executive has received written notice of the action or omission giving rise to such determination and has failed to remedy such situation to the satisfaction of the Board of Directors within thirty (30) days following receipt of such written notice, unless Executive’s action or omission is not subject to cure, in which case no such notice shall be required, or (g) Executive’s death. In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of termination, and all fringe benefits through the date of termination. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in subsection 7.2 below. Any termination pursuant to this subsection 7.1 shall be evidenced by a resolution or written consent of the Board of Directors of the Company, and the Company shall provide Executive with a copy of such resolution or written consent, certified by the Secretary of the Company, upon Executive’s written request.
          7.2 Termination Without Cause by Company/Severance. The Company may terminate Executive’s employment under this Agreement without Cause at any time upon written notice to Executive. In the event of such termination, Executive will receive Executive’s Base Salary then in effect, prorated to the date of termination of employment. In addition, Executive will receive a “Severance Package” that shall include (a) a severance payment equivalent to twelve (12) months of Executive’s Base Salary then in effect on the date of termination, payable in accordance with the Company’s regular payroll cycle commencing with the first payroll date occurring on or after the 60th day following the date of Executive’s termination of employment, and (b) payment by the Company of the premiums required to continue Executive’s group health care coverage for a period of twelve (12) months following Executive’s termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive timely elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period. Executive will only receive the Severance Package if Executive: (i) complies with all surviving provisions of this Agreement as specified in subsection 14.8 below; and (ii) executes a full general release, releasing all claims, known or unknown, that Executive may have against the Company arising out of or any way related to Executive’s employment or termination of employment with the Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date. All other Company obligations to Executive will be automatically terminated and completely extinguished.
          7.3 Voluntary Resignation by Executive for Good Reason/Severance. Executive may voluntarily resign Executive’s position with the Company for Good Reason at any time on thirty (30) days’ advance written notice to the Company. In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive Executive’s Base Salary then in effect, prorated to the date of termination of employment, and the Severance Package described in subsection 7.2 above, provided Executive complies with all of the conditions described in subsection 7.2 above. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. Executive will be deemed to have resigned for Good Reason if Executive voluntarily terminates his employment with the Company within ninety (90) days following the first occurrence of a condition constituting Good Reason. “Good Reason” means the occurrence of any of the following conditions without Executive’s written consent, which condition(s) remain(s) in effect thirty (30) days after Executive provides written notice to the Company of such condition(s): (i) a material reduction in Executive’s Base Salary as then in effect prior to such reduction, other than as part of a salary reduction program among similar management employees, (ii) a material diminution in Executive’s authority, duties or responsibilities as an employee of the Company as they existed prior to such change, or (iii) a relocation of Executive’s principal place of work which increases Executive’s one-way commute distance by more than fifty (50) miles. Executive will be deemed to have given consent to any condition(s) described in this subsection if Executive does not provide written notice to the Company of his intent to exercise his rights pursuant to this subsection within thirty (30) days following the first occurrence of such condition(s).
          7.4 Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive’s position with the Company without Good Reason at any time on thirty (30) days’ advance written notice to the Company. In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive only Executive’s Base Salary, prorated to the date of termination of employment, and all fringe benefits through the date of termination. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Package described in subsection 7.2 above.
          7.5 Termination After a Change in Control.
               (a) Severance Payment; Option Vesting Acceleration. If, upon or within twelve (12) months after a Change in Control (as that term is defined below), Executive’s employment is terminated by the Company other than for Cause (as defined in subsection 7.1 above) or Executive resigns for Good Reason (as defined in subsection 7.3 above), then (i) Executive shall be entitled to receive (A) Executive’s Base Salary, prorated to the date of termination of employment, and (B) the Severance Package described in subsection 7.2 above, provided Executive complies with all of the conditions described in subsection 7.2 above, and (ii) to the extent not yet vested, any stock options or equity grants granted to Executive by the Company shall vest in full as of the date of such termination of employment, provided Executive complies with the conditions described in subsection 7.2 above.
               (b) Parachute Payments. If, due to the benefits provided under subsection 7.5(a) and any other payments or benefits, Executive would be subject to any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) due to characterization of any such amounts as excess parachute payments pursuant to Section 280G of the Code, the amounts payable under subsection 7.5(a) will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.
               (c) Change in Control. A Change in Control is defined as any one of the following occurrences:
                    (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total fair market value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition of securities by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition of securities directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition of securities by the Company, (D) any acquisition of securities by a trustee or other fiduciary under an employee benefit plan of the Company, or (E) any acquisition of securities by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or
                    (ii) the sale or disposition of all or substantially all of the Company’s assets (other than a sale or disposition to one or more subsidiaries of the Company), or any transaction having similar effect is consummated; or
                    (iii) the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
                    (iv) the dissolution or liquidation of the Company.
          7.6 Termination of Employment Upon Nonrenewal. In the event either party decides not to renew this Agreement for a subsequent term in accordance with subsection 3.2 above, this Agreement will expire, Executive’s employment with the Company will terminate and Executive will only be entitled to Executive’s Base Salary then in effect paid through the last day of the then current term. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in subsection 7.2 above, but shall be subject to the surviving provisions of this Agreement as set forth in section 14.8 below.
          7.7 Resignation of Board or Other Positions. Executive agrees that should Executive’s employment terminate for any reason, Executive will immediately resign all other positions (including board membership) Executive may hold on behalf of the Company.
          7.8 Application of Section 409A.
               (a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement on account of Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, if Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this subsection, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
               (b) The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to this Agreement.
     8. No Violation of Rights of Third Parties. Executive represents and warrants to the Company that Executive is not currently a party, and will not become a party, to any other agreement that is in conflict with, or will prevent Executive from complying with, with this Agreement. Executive further represents and warrants to the Company that Executive’s performance of all of the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence any proprietary information, knowledge, or data acquired by Executive in confidence or trust prior to Executive’s employment with the Company. Executive acknowledges and agrees that the representations and warranties in this Section 8 are a material part of this Agreement.
     9. Other Covenants. Executive hereby makes the following covenants, each of which Executive acknowledges and agrees are a material part of this Agreement:
          9.1 During the Term of Executive’s employment with the Company, Executive will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Company, or (b) disclose to the Company, or use or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. Executive acknowledges that the Company has specifically instructed Executive not to breach any such agreement or make any such disclosures to the Company.
          9.2 During the Term of Executive’s employment with the Company, Executive will not engage in any work or activity, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of Executive’s employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists during the term of this Agreement, the Company may ask Executive to choose to discontinue the other work or activity or resign employment with the Company.
          9.3 During the Term of Executive’s employment with the Company and after the termination thereof, neither Executive nor the Company will disparage each other, or the Company’s products, services, agents or employees.

          9.4 During the Term of Executive’s employment with the Company and after the termination thereof, at the Company’s expense and upon its reasonable request, Executive will cooperate and assist the Company in its defense or prosecution of any disputes, differences, grievances, claims, charges, or complaints between the Company and any third party, which assistance will include testifying on the Company’s behalf in connection with any such matter or performing any other task reasonably requested by the Company in connection therewith.
     10. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by the Company’s Employee Nondisclosure and Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.
     11. Non-Competition; Nonsolicitation of Company’s Employees. Executive acknowledges that in the course of his employment with the Company he will serve as a member of the Company’s senior management and will become familiar with the Company’s trade secrets and with other confidential and proprietary information and that his services will be of special, unique and extraordinary value to the Company. Executive further acknowledges that the Company’s business, a substantial portion of which is conducted online, is national in scope and that the Company, in the course of such business, recruits students and faculty throughout the United States, works with vendors throughout the United States, and competes with other companies located throughout the United States. Therefore, in consideration of the foregoing, Executive agrees that, during the Term, and during the twelve-month (12) month period following the Term, he shall not directly or indirectly anywhere within the United States of America (a) own (except ownership of less than 1% of any class of securities which are listed for trading on any securities exchange or which are traded in the over-the-counter market), manage, control, participate in, consult with, render services for, be employed by, or in any manner engage in the operation of (i) a for-profit, post-secondary education institution, or (ii) any other business of the Company in which Executive had significant involvement prior to Executive’s separation; (b) solicit funds on behalf of, or for the benefit of, any for-profit, post-secondary education institution (other than the Company) or any other entity that competes with the Company; (c) solicit individuals who are current or prospective students of the Company to be students for any other for-profit, post-secondary education institution; (d) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, or (e) induce or attempt to induce any student, customer, supplier, licensee or other business relation of the Company to cease doing business with, or modify its business relationship with, the Company, or in any way interfere with or hinder the relationship between any such student, customer, supplier, licensee or business relation and the Company.
     12. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 9-11 hereof (collectively “Covenants”) would cause irreparable injury to the Company and agrees that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security in addition to any other relief to which the Company may be entitled and other remedies Company may exercise under this Agreement or otherwise.

     13. Insurance; Indemnification.
          13.1 During the Term of Executive’s employment hereunder, Executive will be covered by the Company’s director and officer insurance policy to the same extent as all other senior executive officers of the Company
          13.2 Following the execution of this Agreement, the Company will execute and deliver a director and officer indemnification agreement with Executive in a form approved by the Board of Directors for the senior executive officers of the Company.
     14. General Provisions.
          14.1 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.
          14.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
          14.3 Attorneys’ Fees. In the event of a dispute involving the interpretation or enforcement of this Agreement, a court shall award attorneys’ fees and costs to the prevailing party.
          14.4 Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
          14.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
          14.6 Governing Law; Forum. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Arizona . Each party consents to the jurisdiction and venue of the state or federal courts in Phoenix, Arizona, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement, and agrees that the state or federal courts in Phoenix, Arizona shall have exclusive jurisdiction over any dispute arising between the parties related to this Agreement or Executive’s employment with the Company.

          14.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth under the signatures below, or such other address as either party may specify in writing.
          14.8 Survival. Sections 9 (“Other Covenants”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Non-Competition; Nonsolicitation”), 12 (“Injunctive Relief”), 13 (“Insurance; Indemnification”), 14 (“General Provisions”) and 15 (“Entire Agreement”) of this Agreement shall survive termination of Executive’s employment with the Company.
     15. Entire Agreement. This Agreement, including the Employee Nondisclosure and Assignment Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

BRENT D. RICHARDSON
Dated: September 10, 2008	By:	/s/ Brent D. Richardson

Address:

GRAND CANYON EDUCATION, INC.
Dated: September 10, 2008	By	/s/ Brian E. Mueller
		Name:	Brian E. Mueller
		Title:	Chief Executive Officer

		Address:	3300 West Camelback Road Phoenix, Arizona 85017